Exhibit 10.3

March 10, 2016

KLR Energy Acquisition Corp.

811 Main Street, 18th Floor

Houston, TX 77002

Attn: Gary C. Hanna

EarlyBirdCapital, Inc.

366 Madison Avenue

New York, New York 10017

Re:	Initial Public Offering

Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between KLR Energy Acquisition Corp., a Delaware corporation (the “Company”), and EarlyBirdCapital, Inc. as representative (the “Representative”) of the several underwriters named therein (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 8,000,000 of the Company’s units (the “Units”), each comprised of one share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock” and collectively with the Class F Common Stock (defined below), the “Common Stock”), and one warrant (each, a “Warrant”). Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the Nasdaq Capital Market. Certain capitalized terms used herein are defined in Section 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KLR Energy Sponsor, LLC (the “Sponsor”), the undersigned individuals, each of whom is a director or officer to the Company (together with the Sponsor, each an “Insider” and collectively, the “Insiders”), KLR Group, LLC (solely for purposes of the last paragraph of Section 2 and Section 9(b) hereof) and KLR Group Holdings, LLC (solely for purposes of the last paragraph of Section 2 and Section 9(c) hereof), hereby agree with the Company as follows:

1. Each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Common Stock owned by it, him or her in favor of such proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company engages in a tender offer in connection with any proposed Business Combination, each Insider agrees that it, he or she will not seek to sell its, his or her shares of Common Stock owned by it, him or her to the Company in connection with such tender offer.

2. Each Insider agrees that in the event that the Company fails to consummate a Business Combination (as defined in the Underwriting Agreement) within the time period set forth in the Company’s amended and restated certificate of incorporation, as the same may be amended from time to time, each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter redeem 100% of the Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of income taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the cases of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Each Insider agrees not to propose any amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem the Offering Shares in connection with a Business Combination or if the Company does not complete a Business Combination within the time period then set forth in the Company’s amended and restated certificate of incorporation, unless the Company provides its public stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of income taxes payable), divided by the number of then outstanding public shares.

Each Insider and each of KLR Group, LLC and KLR Group Holdings, LLC acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company and hereby waives any claim such Insider may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever except in each case with respect to the Insider’s right to a pro rata interest in the proceeds held in the Trust Fund for any Offering Shares such Insider may hold.

3.  [Intentionally Omitted].

4.  In the event of the liquidation of the Trust Account, Edward Kovalik (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into an acquisition agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.40 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible to the extent of any liability for such third party claim. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 1,200,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees that it shall forfeit, at no cost, a number of Founder Shares in the aggregate equal to 300,000 multiplied by a fraction, (i) the numerator of which is 1,200,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,200,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the stockholders prior to the Public Offering will own an aggregate of 20.0% of the Company’s issued and outstanding shares of Common Stock after the Public Offering.

6.    Each Insider agrees not to participate in the formation of, or become an officer or director of, any other blank check company until the Company has entered into a definitive agreement with respect to a Business Combination or the Company has failed to complete a Business Combination within the time period set forth in the Company’s amended and restated certificate of incorporation, as the same may be amended from time to time.

7.   (a) Each Insider (if such Insider owns any Founder Shares) agrees that it, he or she shall not Transfer (as defined below) (i) (x) 50% of its, his or her Founder Shares until the earlier of one year after the completion of a Business Combination or earlier if, subsequent to a Business Combination, the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination and (y) the remaining 50% of its, his or her Founder Shares until six months after the completion of a Business Combination, (ii) or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsor agrees that it shall not effectuate any Transfer of Private Placement Warrants or Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in Sections 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and shares of Class A Common Stock issued or issuable upon the exercise of the Private Placement Warrants are permitted to (i) to the Company’s executive officers or directors, any affiliates or family members of any of the Company’s executive officers or directors, any members of the Sponsor or any affiliates or family members of members of the Sponsor, or any affiliates (or their employees) of the Sponsor, (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation; (vii) to the Company for no value for cancellation; or (viii) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor or any holder; provided, however, that in the case of clauses (i) through (vi) and (viii) such permitted transferees must enter into a written agreement agreeing to be bound by the transfer restrictions set forth herein. Any Transfer made in contravention of this Letter Agreement shall be null and void.

8. Each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. As applicable, each Insider’s biographical information furnished to the Company is true and accurate in all material respects and does not omit any material information with respect to the undersigned’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all material respects. As applicable, each Insider represents and warrants that: the undersigned is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; the undersigned has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and the undersigned is not currently a defendant in any such criminal proceeding.

9. (a) Except as disclosed in the Prospectus and below in Section 9(b), neither the Insiders nor any of their respective affiliates shall receive from the Company any finder’s fee, reimbursement or cash payments for any services rendered to the Company prior to or in connection with the consummation of an initial Business Combination.

(b) The Company shall reimburse KLR Group, LLC for (i) standard Social Security and Medicare taxes to be paid in connection with Ms. Thom’s annual salary and (ii) health benefits in the aggregate amount of approximately $1,100.00 per month in connection with the employment of Mr. Hanna and Ms. Thom.

(c) Commencing on the effective date of the Prospectus for the Offering and continuing until the earlier of (i) the consummation by the Company of a Business Combination or (ii) the Company’s liquidation as described in the Prospectus, KLR Group Holdings, LLC shall make available to the Company, at no charge, certain office space and administrative and support services as may be required by the Company from time to time, situated at 811 Main Street, 18th Floor, Houston, TX 77002 (or any successor locations).

10. Each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer or a director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer or a director or director nominee of the Company.

11. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar initial business combination, involving the Company and one or more businesses or entities; (ii) “Founder Shares” or “Class F Common Stock” shall mean the 2,300,000 shares (up to 300,000 of which are subject to forfeiture, if the underwriters’ over-allotment option is not exercised in full) of Class F Common Stock of the Company (giving effect to the cancellation of certain shares on December 18, 2015, February 29, 2016 and March 10, 2016) initially acquired by the Sponsor for an aggregate purchase price of $25,000, prior to the consummation of the Public Offering; (iii) “Private Placement Warrants” shall mean the Warrants to purchase up to an aggregate of 8,310,000 shares of Class A Common Stock of the Company (or 8,950,000 shares of Class A Common Stock if the over-allotment option is exercised in full), among which 7,776,667 (or 8,336,667 if the over-allotment option is exercised in full) Warrants will be purchased by the Sponsor and 533,333 (or 613,333 if the over-allotment option is exercised in full) will be purchased by the Representative (and/or its designees) for an aggregate purchase price of $6,232,500 million in the aggregate (or $6,712,500 million if the over-allotment option is exercised in full), or $0.75 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (v) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (vi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. (a) This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

(b) Each Insider agrees and acknowledges that: (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by such Insider of his, her or its obligations (as applicable) under Sections 1, 2, 3, 4, 5, 6, 7(a), 7(b), and 9 of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Insiders and their respective successors and permitted assigns.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that that the last paragraph of Section 2 and Section 4 of this Letter Agreement shall survive such liquidation.

[Signature page follows]

Sincerely,

KLR ENERGY SPONSOR, LLC

By: KLR GROUP INVESTMENTS, LLC, its managing member

By:	/s/ Gregory R. Dow
Name: Gregory R. Dow
Title: Chief Operating Officer

By:	/s/ Gary C. Hanna
Gary C. Hanna

By:	/s/ Edward Kovalik
Edward Kovalik

By:	/s/ Tiffany J. Thom
Tiffany J. Thom

By:	/s/ Gregory R. Dow
Gregory R. Dow

By:	/s/ Gizman Abbas
Gizman Abbas

By:	/s/ Charles O. Buckner
Charles O. Buckner

By:	/s/ Douglas W. York
Douglas W. York

Solely for purposes of the last paragraph of Section 2 and Section 9(b):

KLR GROUP, LLC

By:	/s/ Edward Kovalik
Name: Edward Kovalik
Title: Chief Executive Officer

Solely for purposes of the last paragraph of Section 2 and Section 9(c):

KLR GROUP HOLDINGS, LLC

By:	/s/ Edward Kovalik
Name: Edward Kovalik
Title: Managing Member

[Signature Page to Insider Letter Agreement]